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                                                                   EXHIBIT 10.10

                                  Healthe tech

                               www.healthetech.com

                           Memorandum of Understanding

This Memorandum of Understanding ("MOU") memorializes the key terms and conditions on which HealtheTech, Inc. of Golden Colorado ("HET"), and the Cetalon/Watley Group doing business in the State of California ("C/W Group"), intend to formalize their strategic relationship relating to the providing of services using certain HET products, distributing other HET products and executing on certain investment opportunities in HET.

                                  EFFECT OF MOU

Upon execution of this MOU, the parties agree to work together in good faith to negotiate and prepare formal documents contemplated this MOU that shall comprise the substance of the key terms and conditions herein and other mutually acceptable provisions (the "Agreements"). This MOU shall constitute no other legal obligation on either party. Neither party shall have any legal obligation to enter into or complete the transactions contemplated herein unless and until the definitive Agreements are executed by both parties on such terms and conditions as HET and C/W Group shall agree.

This MOU shall expire on December 31, 2001 or upon the execution of the definitive Agreements, whichever occurs earlier. Each party shall bear its own costs and expenses, including any legal and financial professional service fees incurred in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

                                    RECITALS

HET has developed unique fitness, nutrition, and weight loss products and services, including the HET BodyGem(TM) Metabolic Meter device that allows the measurement of metabolism, and unique software systems for Palm OS personal digital assistants (PDA's) and Windows desktop computers for the tracking of nutritional, fitness, and weight loss management information;

The C/W Group has obtained an exclusive license from Sears Roebuck & Co. ("Sears") to create, install and manage a Heath and Fitness Centers (store-in-store) in more than 800 Sears retail outlets in North America (herein referred to as Sears Health and Fitness, or "SHF"), and

HET and C/W Group wish to establish a strategic business relationship incorporating the following key terms and conditions:

1. HET will license to C/W Group the right to purchase HET BodyGem systems (Metabolic Meters and related disposable and peripheral equipment) at the current market price (the BodyGem device to be capped at no greater than the current $1495 (US dollars) per unit)
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         for the express and sole purpose of SHF employees providing a supervised service to SHF customers in the SHF stores. The services provided shall comprise using the BodyGem system to measure individual SHF customer metabolism using HET single-use only BodyGem disposable inserts (facemasks and/or mouthpieces, collectively "Disposables"). C/W Group will agree to use the BodyGem system for this purpose only, and shall agree to purchase all their BodyGem Disposable requirements from HET.

2. C/W Group will agree to the following minimum calendar quarterly purchase commitments for the BodyGem devices:

                              -    2Q01: 100 BodyGems
                              -    3Q01: 100 BodyGems
                              -    4Q01: 250 BodyGems
                              -    1Q02: 250 BodyGems
                              -    2Q02: 250 BodyGems
                              -    3Q02: 300 BodyGems
                              -    4Q02: 300 BodyGems

3. HealtheTech will grant C/W Group's request to purchase up to 5000 BodyGem devices over the upcoming 18 months based on product availability and disposable utilization rate.

4. HET shall agree to provide Disposables to C/W Group at agreed upon delivery schedules and at pricing determined as follows:

                  a. Disposables unit price paid to HET shall be $5 (US dollars) regardless of actual revenues received by C/W Group. The parties will split any revenues above $11.30 50/50. The first thousand units for each store opening will be priced at a reduced price of $3.00 for facemask disposables only. The suggested retail price for each test in the United States will be $15.00.

                  b. The Disposables unit pricing shall be re-assessed by the parties at 3 months from the commencement date of the Agreement.

5. All BodyGem devices purchased by C/W Group shall not be resold without the express written consent of HET. Initial order quantities for existing SHF stores and new SHF store openings shall not be less than 1,000 Disposables units (mix between masks and mouthpieces determined by C/W Group). C/W shall agree to a minimum Disposables purchase requirements of 75 Disposables per month per BodyGem device purchased by C/W Group. Minimum inventory requirements for disposables in each SHF store shall be 75 units.

6. HET and C/W Group will agree on specifications for SHF store space, layout, training, and support requirements for the facilitation of the BodyGem metabolic measurement
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         services. The parties shall agree that no BodyGem devices will be shipped to any SHF store or otherwise made available to that SHF store until the an authorized HET representative has verified in writing that the agreed upon specifications have been met in the applicable SHF store.

7. Each SHF will purchase, inventory, and appropriately mechandize HealtheTech branded Personal Data Assistants ("PDA's") as well as all consumer software products currently offered for sale by HET. Each SHF location will maintain minimum displayed inventory of six PDA units as well as any additional PDA or HET software products stock necessary to satisfy retail demand. The parties shall agree that a 30 days supply stock shall be recommended stock at each SHF store.

8. HET will agree to develop for C/W Group within a reasonable time a professional software application that will allow each SHF location to track the nutrition, fitness, and weight loss data for each of their enrolled clients using the BodyGem metabolic measurement service.

9. C/W Group shall agree to actively promote the BodyGem metabolic measurement service and the other HET products in appropriate SHF advertising and promotion activities using HET approved branding, artwork, logo, and corporate identity.

10. HET shall agree to promote C/W Group's SHF stores as locations providing HET products and services in appropriate HET advertising, PR and other marketing communications, including a listing in the contemplated web-based HET BodyGem Locator Service that shall identify the nearest geographic location providing BodyGem metabolic measurement services by zip code, or other suitable identification means selected by HET.

11. C/W Group (including FV) will complete the subscription documents to invest no less than $2.5 million (US dollars) in the HET Series C Financing, or as otherwise agreed between the parties, prior to April 6th 2001, and C/W shall take all reasonable efforts to complete the investment by April 30, 2001. Upon completion of this investment HET will grant C/W Group an exclusive license for supervised use of BodyGem devices in a major retail department store setting. This license is granted for a one-year term renewable annually based solely upon achieving minimum monthly BodyGem disposable purchase requirements.